                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          CENTRAL PARKING CORPORATION,

                  CENTRAL PARKING SYSTEM -- EMPIRE STATE, INC.

                                      AND

                            SQUARE INDUSTRIES, INC.

                          DATED AS OF DECEMBER 6, 1996

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE I        THE OFFER  ........................................................................................... 1
         1.1     The Tender Offer ..................................................................................... 1
         1.2     Consent by the Company ............................................................................... 2
         1.3     Shareholder Lists  ................................................................................... 3
         1.4     Directors  ........................................................................................... 4
         1.5     Loan Arrangements  ................................................................................... 4

ARTICLE II       THE MERGER; CLOSING; EFFECTIVE TIME  ................................................................. 5
         2.1     The Merger.  ......................................................................................... 5
         2.2     Closing  ............................................................................................. 5
         2.3     Effective Time ....................................................................................... 5
         2.4     The Certificate of Incorporation ..................................................................... 5
         2.5     The By-Laws  ......................................................................................... 5
         2.6     Directors  ........................................................................................... 5
         2.7     Officers ............................................................................................. 6
         2.8     Effect of Merger ..................................................................................... 6

ARTICLE III      CONVERSION OR CANCELLATION OF SHARES IN THE MERGER ................................................... 6
         3.1     Conversion or Cancellation of Shares.  ............................................................... 6
         3.2     Payment for Shares.  ................................................................................. 7
         3.3     Transfer of Shares After the Effective Time  ......................................................... 8
         3.4     Dissenting Shares..................................................................................... 8
         3.5     Treatment of Stock Options and Warrants  ............................................................. 8
         3.6     Investment of Exchange Fund  ......................................................................... 9

ARTICLE  IV      REPRESENTATIONS AND WARRANTIES ....................................................................... 9
         4.1     Representations and Warranties of the Company  ....................................................... 9
         4.2     Representations and Warranties of the Purchaser and Merger Sub .....................................  17

ARTICLE V        COVENANTS  .........................................................................................  20
         5.1     Interim Operations of the Company  .................................................................  20
         5.2     Acquisition Proposals  .............................................................................  22
         5.3     Stock Options and Warrants .........................................................................  23
         5.4     Shareholder Approval ...............................................................................  23
         5.5     Filings; Other Action  .............................................................................  24
         5.6     Access; Confidentiality  ...........................................................................  24
         5.7     Notification of Certain Matters  ...................................................................  25
         5.8     Publicity  .........................................................................................  26
         5.9     Consents; Approvals  ...............................................................................  26
         5.10    HSR Act Compliance; Other Filings...................................................................  26
         5.11    Indemnification; Directors' and Officers' Insurance  ...............................................  26

         5.12    Employment Matters .................................................................................  28
         5.13    Affiliate Agreements ...............................................................................  28
         5.14    Further Actions  ...................................................................................  29

ARTICLE VI       CONDITIONS TO THE MERGER ...........................................................................  29
         6.1     Conditions to Obligations of the Purchaser and Merger Sub to
                    Effect the Merger ...............................................................................  29
         6.2     Conditions to Obligations of the Company to Effect the Merger  .....................................  30

ARTICLE VII      TERMINATION  .......................................................................................  31
         7.1     Termination by Mutual Consent  .....................................................................  31
         7.2     Termination by either the Purchaser or the Company .................................................  31
         7.3     Termination by the Purchaser .......................................................................  32
         7.4     Termination by the Company .........................................................................  32
         7.5     Effect of Termination and Abandonment  .............................................................  33
         7.6     Break-up Fee.  .....................................................................................  33

ARTICLE VIII     ESCROW .............................................................................................  34
         8.1     Escrow Agreement.  .................................................................................  34
         8.2     Escrow Committee ...................................................................................  34
         8.3     Non Transferability of Escrowed Funds...............................................................  35

ARTICLE IX       MISCELLANEOUS AND GENERAL  .........................................................................  35
         9.1     Payment of Expenses  ...............................................................................  35
         9.2     Survival ...........................................................................................  35
         9.3     Modification or Amendment  .........................................................................  35
         9.4     Waiver of Conditions ...............................................................................  36
         9.5     Counterparts .......................................................................................  36
         9.6     Governing Law  .....................................................................................  36
         9.7     Notices  ...........................................................................................  36
         9.8     Entire Agreement, etc...............................................................................  37
         9.9     Assignment; Merger Sub .............................................................................  37
         9.10    Parties in Interest  ...............................................................................  37
         9.11    Obligation of the Purchaser  .......................................................................  37
         9.12    Captions ...........................................................................................  38
         9.13    Integration of Disclosure Schedule.  ...............................................................  38
         9.14    Arbitration.........................................................................................  38

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 6, 1996, among Square Industries, Inc., a New York corporation (the "Company"), Central Parking Corporation, a Tennessee corporation (the "Purchaser"), and Central Parking System -- Empire State, Inc., a New York corporation and an indirect wholly-owned subsidiary of the Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS

         WHEREAS, the Boards of Directors of the Purchaser and the Company each have determined that it is in the best interests of their respective shareholders for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Company, the Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

         1.1 The Tender Offer. Provided that this Agreement shall not have been terminated in accordance with Article VII, as promptly as practicable, but in no event later than the fifth business day after the initial public announcement of this Agreement (which announcement shall occur as promptly as practicable but in no event later than the first business day following the execution hereof, Merger Sub shall commence a cash tender offer (the "Offer") to acquire all of the shares of the Company's common stock, par value $.01 per share (the "Shares"), at a price of $28.50 per Share net to the seller in cash at the closing of the Offer, without interest thereon and an additional $2.50 per Share to be deposited by Purchaser and held in escrow as contingent consideration for distribution in whole or in part to either the shareholders of the Company or Purchaser based upon resolution of certain matters, subject to adjustment pursuant to the Escrow Agreement (the "Offer Contingent Consideration") as provided in Article VIII, (the $28.50 and the Offer Contingent Consideration collectively the "Offer Price") and shall consummate the Offer in accordance with its terms. The obligation of Merger Sub to commence the Offer and to accept for payment and to pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares then owned by Purchaser or Merger Sub represents at least sixty-six and two-thirds percent (66 2/3%) of the Shares on a fully diluted basis (fully diluted shall include, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, unless the holder of such options, warrants or rights shall have entered into a binding agreement to cash out such options, warrants or rights in accordance with Section 3.5) (the "Minimum Condition") and (ii) the satisfaction of the conditions set forth in Annex A (the "Conditions"). The Offer shall expire 21 business days after it is commenced and shall not be extended without the prior written consent of the Company; provided Purchaser may extend the Offer one time for no more than ten (10) days and only if at least 80% of all of the outstanding Shares have been tendered prior to such extension. The Purchaser and Merger Sub expressly reserve the right to waive any such condition, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that unless the Purchaser and the Merger Sub shall have obtained the prior written approval of the Company, no change may be made in the Offer which
(i) decreases the price per share payable in the Offer, (ii) changes the form of the consideration to be paid in the Offer, or (iii) modifies the Conditions to the Offer or imposes conditions to the Offer in addition to the Minimum Condition and those set forth in Annex A. As soon as practicable on the date of the commencement of the Offer, Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. The Purchaser, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become materially false or misleading, and the Purchaser and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and comment upon the Schedule 14D-1 prior to its filing with, or being sent to, the SEC. Merger Sub shall, and the Purchaser shall cause Merger Sub to, accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the satisfaction or waiver by Merger Sub or the Purchaser of the Conditions (including without limitation the Minimum Condition) and shall pay for such Shares as promptly as practicable following the expiration of the Offer. The Purchaser hereby guarantees the obligation of Merger Sub to consummate the Offer, subject to the Minimum Condition and the Conditions.


         1.2 Consent by the Company. The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (i) has unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) has determined that this Agreement and the transactions contemplated hereby, including without limitation, each of the Offer and the

Merger are fair to and in the best interests of the holders of Shares (other than Purchaser and Merger Sub), (iii) has resolved to recommend that the shareholders of the Company accept the Offer and approve and adopt this Agreement and the transaction contemplated hereby, and (iv) has approved the transactions contemplated hereby and has made all such determinations and taken all such other actions as are necessary or appropriate under Section 912 of the New York Business Corporation Law (the "NYBCL") to ensure that such Section 912 does not apply to any of the transactions contemplated hereunder. The Blackstone Group L.P. has advised the Company on December 6, 1996 that the Offer Price and Merger Consideration (as defined in Section 3.1) to be received by the holders of the Shares pursuant to this Agreement, subject to the escrow provided in Article VIII, is fair to such holders from a financial point of view (the "Fairness Opinion") and has authorized the Company to include such Fairness Opinion (or references thereto) in the Offer Documents and in the
Schedule 14D-9 and the Proxy Statement referred to in Section 4.1(j). As soon as practicable on the date of the commencement of the Offer, the Company shall file with the SEC and mail to the holders of Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Company's Board of Directors. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws. The Company, the Purchaser and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become materially false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Purchaser, Merger Sub and their counsel shall be given the opportunity to review and comment upon the Schedule 14D-9 prior to its filing with, or being sent to, the SEC.

         1.3 Shareholder Lists. In connection with the Offer, the Company shall promptly furnish Merger Sub with a list of the record holders of Shares and mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of the most recent date practicable, together with all other available listings and computer files containing names, addresses and security positions of record holders and non-objecting beneficial owners of Shares as of the most recent date practicable and shall promptly furnish Merger Sub with such additional information, including updated lists of the holders of Shares, mailing labels and lists of securities positions, to the extent available, and such other assistance as Merger Sub or its agents may reasonably request in connection with the Offer and communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, the Purchaser and Merger Sub shall and each of the Purchaser and Merger Sub shall cause its affiliates to (i) hold in confidence all such information, (ii) use such information only in connection with the Offer and Merger and (iii) if this Agreement shall be terminated pursuant to Article VII, return all such information to the Company.

         1.4 Directors. (a) Promptly upon the purchase by Merger Sub of at least a majority of the outstanding Shares pursuant to the Offer, Merger Sub shall be entitled, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to designate such number of directors, rounded up to the next greatest whole number, on the Board of Directors of the Company as will give Merger Sub representation on the Board of Directors of the Company equal to that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub or any affiliate of Merger Sub (including for the purposes of this Section 1.4 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or its affiliates) bears to the number of Shares outstanding. At such times, the Company will also cause (i) each committee of the Board of Directors of the Company, (ii) if requested by Merger Sub, the Board of Directors of each of the Company's subsidiaries and
(iii) if requested by Merger Sub, each committee of such board to include such persons designated by Merger Sub constituting the same percentage of each such committee or board as Merger Sub's designees are of the Board of Directors of the Company. The Company shall, upon request by Merger Sub, promptly increase the size of the Board of Directors of the Company or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Merger Sub designees to be elected to the Board of Directors of the Company and shall cause Merger Sub's designees to be so elected.

                 (b) Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.4 and shall include in the Schedule 14D-9 mailed to shareholders promptly upon the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Merger Sub has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4. The Purchaser and Merger Sub will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

         1.5 Loan Arrangements. Promptly after the purchase by Merger Sub of the Shares upon the expiration of the Offer, Merger Sub shall (i) either repay or refinance the obligations of the Company and its subsidiaries pursuant to the Credit Agreement among National Westminster Bank USA (Fleet Bank), the Company and 808 Square Corp. dated July 5, 1988 as amended to date (the "Natwest Debt") and (ii) simultaneously therewith repay in full certain loans made by Lowell and Sanford Harwood in June, 1995 in the original principal amount of $500,000, plus interest.

                                   ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

         2.1 The Merger. Upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3) in accordance with the NYBCL Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.4 and 2.5.

         2.2 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 1800 First American Center, Nashville, Tennessee at 11:00 A.M. on the first business day after the latest to occur of: (i) the date the Merger is approved and adopted by the shareholders of the Company pursuant to Section 5.4, if such approval and adoption is required by applicable law; or (ii) the date on which the last to be fulfilled or waived of the conditions set forth in Article VI hereof shall be fulfilled or waived in accordance with this Agreement; or at such other place and time and/or on such other date as the Company and the Purchaser may agree.

         2.3 Effective Time. Simultaneous with or as soon as practicable following the Closing, the Company and the Purchaser will cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of New York in accordance with the NYBCL. The Certificate of Merger will become effective on the date of filing of the Certificate of Merger with the Secretary of State of New York, or as promptly as practicable as the Company and Purchaser shall agree should be specified in the Certificate of Merger and such time is hereinafter referred to as the "Effective Time."

         2.4 The Certificate of Incorporation. The Certificate of Incorporation of Merger Sub ("Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the NYBCL.

         2.5 The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the NYBCL.

         2.6 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate and By-Laws.

         2.7 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         2.8 Effect of Merger. The Merger shall have the effects of a Merger set forth in Section 906 of the NYBCL.

                                  ARTICLE III

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

         3.1 Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

                 (a) At the Effective Time, each Share of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 3.4 and Shares canceled in accordance with Section 3.1(b)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount net in cash equal to $28.50 per Shareholder and an additional $2.50 per Share to be deposited by Purchaser and held by the Escrow Agent in escrow as contingent consideration for distribution in whole or in part to either the Shareholders of the Company or Purchaser based upon resolution of certain matters subject to adjustment pursuant to the Escrow Agreement as described in Article VIII (the "Merger Contingent Consideration" and together with the Offer Contingent Consideration and the Option Contingent Consideration as defined in Section 3.5 the "Contingent Consideration") (the $28.50 and the Merger Contingent Consideration collectively the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof (other than Dissenting Shares), shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration subject to escrowed amounts for such Shares upon the surrender of such certificate in accordance with Section 3.2.

                 (b) At the Effective Time, each Share issued and held in the Company's treasury and each Share owned by the Purchaser, Merger Sub or any direct or indirect wholly-owned subsidiary of the Purchaser or the Company at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                 (c) At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder(s) of such shares, be converted into one share of common stock, par value $.01 per share of the Surviving Corporation.

         3.2 Payment for Shares. At or prior to the Effective Time, the Purchaser shall make available or cause to be made available to the paying agent appointed by the Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 3.1(a) hereof (other than the Contingent Consideration which is to be deposited with the Escrow Agent pursuant to Article VIII) to holders of Shares issued and outstanding immediately prior to the Effective Time (other than Shares canceled pursuant to Section 3.1(b)). In addition, at or prior to the Effective Time, the Purchaser shall deposit the Merger Contingent Consideration with the Escrow Agent as provided in Article VIII. Promptly after the Effective Time, Paying Agent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of issued and outstanding Shares (other than Dissenting Shares) a form (mutually agreed to by the Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings and the escrow described in Article VIII. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate, except to the extent provided in the Escrow Agreement as defined in Article VIII. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One year following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation with respect to the cash payable upon due surrender of their certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and the Purchaser shall reimburse the Surviving Corporation for such charges and expenses. In the event any certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 3.1; provided, however that the Purchaser may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         3.3 Transfer of Shares After the Effective Time. No transfers of Shares which were outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates are presented as provided in this Agreement to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article III.

         3.4     Dissenting Shares.

                 (a) Notwithstanding any provision of this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such Shares in favor of the Merger or consented thereto in writing and who shall have available to them and who shall have demanded properly in writing appraisal for such Shares in accordance with Sections 623 and 910 of the NYBCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, but such shareholders shall be entitled only to such rights as are granted by Section 910 of the NYBCL. Such shareholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 910 of the NYBCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights of appraisal of such Shares under Section 910 of the NYBCL shall thereupon be deemed to have converted into and to have been exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of the certificate or certificates that formerly evidenced such Shares.

                 (b) The Company shall give the Purchaser (i) prompt notice of any demands for appraisal received by the Company, withdrawals of any such demands and any other instruments served pursuant to the NYBCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands unless otherwise required by law.

         3.5 Treatment of Stock Options and Warrants. Promptly after the closing of the Offer, each holder of a then outstanding option or warrant to purchase Shares heretofore granted, all as more particularly described in the Disclosure Schedule, will, upon the consent of each such holder thereof, receive (whether such option or warrants are immediately exercisable or not) in settlement thereof, (a) a cash payment from the Company in an amount equal to the product of (i) the difference between the Offer Price less the Option Contingent Consideration (as defined below), and the per share exercise price of such options or warrants (the "Option Consideration") and (ii) the total number of Shares which the holder of each such option or warrant is entitled to purchase under such option or warrant, as provided above (the "Option Shares") and (b) a deposit by Purchaser of $2.50 per Option Share to be held in escrow as contingent consideration for distribution to the optionholders and warrant holders of the Company or to be disbursed in whole or in part to Purchaser based upon the resolution of certain matters, subject to adjustment pursuant to the Escrow Agreement (the "Option Contingent Consideration").

         3.6 Investment of Exchange Fund. The Paying Agent shall invest all funds received by Paying Agent, as reasonably directed by Purchaser on a daily basis. Any interest and other income resulting from such investments shall be paid to Purchaser.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser and Merger Sub that:

                 (a) Corporation Organization and Qualification. Except as disclosed in the Disclosure Schedule, each of the Company and the Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and the Subsidiaries is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to be so qualified or in such good standing will not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole. A true and complete list of the Company's subsidiaries, (individually, a "Subsidiary", and collectively, the "Subsidiaries") together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiaries' outstanding capital stock owned by the Company or another Subsidiary, is set forth in the disclosure schedule delivered to the Purchaser and dated the date hereof (the "Disclosure Schedule"). The Company has heretofore furnished to the Purchaser a complete and correct copy of its and each of the Subsidiaries' Certificate of Incorporation (or other applicable organizational documents) and By-laws as currently in effect. Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of their respective Certificate of Incorporation (or other applicable organizational documents) and By-laws, except for any such violations as would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole. Except as set forth on the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other entity.

                 (b) Authorized Capital. The authorized capital stock of the Company consists of 2,000,000 Shares, of which 1,199,156 Shares were issued and outstanding on November 4, 1996. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, subject to Section 630 of the NYBCL. The Company has no Shares reserved for issuance, except that, as of November 4, 1996, there were an aggregate of 407,100 Shares reserved for issuance in connection with options granted under the Company's 1992 Stock Option Plan, all as more particularly described in the Disclosure Schedule and 150,000 Shares were reserved for issuance pursuant to five year Common Stock Purchase Warrants issued on October 30, 1995 to Lowell and Sanford Harwood, as more particularly described in the Disclosure Schedule (the "Stock Option Plan"). Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its issued or unissued capital stock or other securities. Except as set forth in the Disclosure Schedule and except for the Voting Agreement dated May 30, 1991 between Lowell and Sanford Harwood, the Collateral Pledge Agreement to Regent National Bank and the Pledge Agreements between the Subsidiaries and National Westminster Bank USA (Fleet
Bank) relating to the capital stock of the Subsidiaries, each as more particularly described in the Disclosure Schedule, there are no voting rights or other agreements or understandings to which the Company or any of the Subsidiaries is a party with respect to the voting or transfer of the capital stock of the Company or the Subsidiaries.

                 (c) Corporate Authority. (i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and, except for the adoption of this Agreement and the approval of the Merger by its shareholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company, and assuming this Agreement constitutes a legal, valid and binding agreement of each of Merger Sub and the Purchaser, this Agreement is enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                          (ii)    Except as set forth in the Disclosure
Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Certificate of Incorporation (or applicable organizational documents) or By-Laws of the Company or the Subsidiaries, or (B) a breach or violation of, or a default under, termination of, or the acceleration or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or the Subsidiaries or the Shares held by affiliates of the Company (with or without the giving of notice or the lapse of time) pursuant to, any provision of any material agreement, lease, contract, note, mortgage, indenture, or other material obligation ("Contracts") of the Company or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Shares held by affiliates of the Company, the Company or the Subsidiaries, or their assets are subject, except, in the case of clause (B) above, for such breaches, violations, defaults, terminations, accelerations or charges that, in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

                 (d) Governmental Filings. Except for (i) the filings by the Purchaser and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the
Schedule 14D-9 and the Proxy Statement with the SEC pursuant to the Exchange Act, (iii) making of the Merger filing with the Secretary of State of the State of New York in connection with the Merger, and (iv) the other consents and filings described in the Disclosure Schedule (collectively, the "Regulatory Filings"), no declaration, filing or negotiation with or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals, which if not made or obtained, would not, in the aggregate, have a material adverse effect on the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole or materially delay or restrict the Company's ability to consummate the Merger.

                 (e) Compliance; Permits. (i) Except as disclosed in the Disclosure Schedule, neither the Company nor any of the Subsidiaries is in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to the Company or any of the Subsidiaries or by which the Company or any of the Subsidiaries or any of their respective properties is bound or affected, except where such conflicts, defaults and violations would not, in the aggregate, have a material adverse effect on the financial condition, properties, business or results of operation of the Company and the Subsidiaries taken as a whole.

                          (ii)    The Company and the Subsidiaries hold all
permits, licenses, easements, variances, exceptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and the Subsidiaries taken as a whole (collectively, the "Company Permits") except where the failure to hold or maintain any of the foregoing would not, in the aggregate, have a material adverse effect on the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole. The Company and the Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not, in the aggregate, have a material adverse effect on the financial condition, properties, business or results of operation of the Company and the Subsidiaries taken as a whole.

                 (f) Company Reports; Financial Statements. The Company has delivered to the Purchaser true and complete copies of (i) each registration statement, report on Form 8-K, and proxy statement or information statement filed by it since December 31, 1995, (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, (iii) the Company's Registration Statement on Form S-8 (Commission Number 333-05746); and (iv) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, (the "Securities Act") and the Exchange Act, as applicable, and the rules and regulations of the SEC applicable thereto and the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since December 31, 1995.

                 (g) Absence of Certain Changes. Except as disclosed in the Company Reports or otherwise disclosed in the Disclosure Schedule, since December 31, 1995, the Company has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business, and (i) there has not been any material adverse change in the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole, (ii) the Company has not made any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or in discharge or cancellation of any indebtedness owing to its shareholders and
(iii) the Company has not made any change in accounting methods, principles, or practices except as required by generally accepted accounting principles and there has not been any revaluation by the Company or any of the Subsidiaries or any of their respective assets.

                 (h) No Undisclosed Liabilities. Except as disclosed in the Company Reports or the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and the Subsidiaries taken as a whole, except liabilities (i) adequately provided for in the Company's balance sheet (including the related notes thereto) as of September 30, 1996, (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the Company's balance sheet (including the related notes thereto) as of September 30, 1996, (iii) incurred since September 30, 1996 in the ordinary course of business and consistent with past practice, or (iv) liabilities incurred in connection with this Agreement.

                 (i) Litigation. Except as disclosed in the Company Reports or the Disclosure Schedule, there are no actions, suits, government investigations or proceedings pending or, to the knowledge of the management of the Company threatened against or involving the Shares of the Company or the Subsidiaries or their assets involving, in the aggregate, potential liability on the part of the Company or the Subsidiaries in excess of any applicable insurance coverage with respect thereto and excluding deductible amounts. There is no order, injunction or decree, in each case of continuing effect, outstanding against the Company or any of the Subsidiaries. Since September 30, 1991, neither the Company nor any of the Subsidiaries has received notice of any material violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to civil rights, public health and safety and occupational health).

                 (j) Proxy Statement. All of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in the Proxy Statement (as defined below), if any such Proxy Statement is required, will not, at the time the Proxy Statement is mailed, contain any statement which, at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or, at the time of the Special Meeting (as defined in Section 5.4) or at the Effective Time, as then amended or supplemented to correct any statement which has become false or misleading in any material respect in any earlier communication with respect to the solicitation of any proxy for such meeting. The Proxy Statement will comply in all material respects, both as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in the Offer Documents will, at the respective times filed with the SEC or first sent or given to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty pursuant to this Section 4.1(j) with respect to any information supplied by Purchaser or Merger Sub or any of their affiliates which is contained in any of the foregoing documents. The letter to shareholders, Notice of Meeting, Proxy Statement and form of proxy, or the information statement, as the case may be, to be distributed to shareholders in connection with the Merger, or any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement."

                 (k) Employee Benefits. The Company Reports and Disclosure Schedule together contain a list of all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained, sponsored, or contributed to by the Company on behalf any employee of the Company or the Subsidiaries or such employees' beneficiaries (each a "Plan" and, collectively, the "Plans"), including, without limitation, any multiemployer plan within the meaning of Sections 3(37) and 4001(a)(3) of ERISA ("Multiemployer Plan"). With respect to each Plan (other than each Multiemployer Plan), true and correct copies of the documents embodying the Plans have been delivered or made available to the Purchaser. Except as set forth in the Disclosure Schedule or the Company Reports, and except to the extent that any inaccuracy in the following statements, in the aggregate, would not have a material adverse effect upon the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole: (i) each Plan (other than a Multiemployer Plan) intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service ("IRS") that the Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and the IRS has taken no action to revoke such determination or qualification; (ii) the Company is in material compliance with the terms of each Plan and the requirements applicable to each Plan prescribed by ERISA and the Code; (iii) to the Company's knowledge, there are no material actions, lawsuits or claims pending or instituted against any Plan or its fiduciaries (other than routine claims for benefits, and appeals of such claims); and (iv) to the Company's knowledge, no Plan is under audit by the IRS or the Department of Labor.

                 (l) Properties. Except as set forth in the Disclosure Schedule and except for Permitted Encumbrances (as defined below), the Company and the Subsidiaries own free and clear of any liens, charges, claims, or encumbrances (collectively, "Encumbrances") all of their material properties and assets reflected on the consolidated balance sheet for the period ended September 30, 1996, included in the most recent Company Report, which they purport to own, and all properties and assets acquired by them after September 30, 1996, except such properties and assets as have been disposed of in the ordinary course of business since such date. As used herein, "Permitted Encumbrances" means (i) those Encumbrances disclosed on, or reflected in the September 30, 1996 consolidated balance sheets included in the Company Reports,
(ii) statutory Encumbrances for current taxes or assessments not yet due or delinquent or which are being contested in good faith, (iii) statutory mechanics', carriers', workers', repairmens', and other similar statutory Encumbrances arising or incurred in the ordinary course of business with respect to charges not yet due and payable, and (iv) such other Encumbrances, if any, which do not materially detract from the value of, or interfere with the present use of, the property subject thereto or affected thereby. The Disclosure Schedule contains a complete list of all of the real property owned, leased or managed by the Company and the Subsidiaries.

                 (m) Labor Matters. Except as set forth in the Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company threatened, between the Company and any of the Subsidiaries and any of their respective employees, which controversies are reasonably likely to have a material adverse effect upon the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole,
(ii) neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees, and (iii) neither the Company nor any of the Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, or lockouts, by or with respect to any employees of the Company or any of the Subsidiaries which are reasonably likely to have a material adverse effect upon the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole.

                 (n) Taxes. Except as set forth in the Disclosure Schedule or the Company Reports, the Company and each of the Subsidiaries has filed, or caused to be filed, all federal, state, local and foreign income, sales, use, property, payroll, franchise, withholding, employment, social security, excise, occupancy, real estate, parking, transfer, gains and other tax returns required to be filed by it, and has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, with any related penalties and interest (any of the foregoing referred to herein as a "Tax"), that are shown on such tax returns as due and payable, other than (i) such Taxes as are being contested in good faith and for which adequate reserves have been established or (ii) where the failure to so file, pay or withhold, in the aggregate, is not reasonably likely to have a material adverse effect upon the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole. As of September 30, 1996, the Company's liability for New York City commercial rent occupancy Taxes does not exceed $1,247,160.00 and the Company has adequately accrued for such liabilities on its balance sheet as of September 30, 1996; provided, to the extent the Company's liability exceeds such amount but the Company receives money from certain of its lessors or owners of the property leased or managed by the Company to satisfy such tax liability as provided in certain leases or management agreements, then such amounts actually received will be deducted from the liability of the Company.

                 (o) Environmental Matters. Except as set forth in the Disclosure Schedule and except in all cases as, in the aggregate, are not reasonably likely to have a material adverse effect upon the financial condition, properties, business or results of operations of the Company and the Subsidiaries taken as a whole, the Company and each of the Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances, materials or wastes into the ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous substances, materials or wastes by the Company or the Subsidiaries ("Environmental Laws") with respect to all real property owned by the Company; (ii) to the Company's knowledge, are in compliance with all terms and conditions of any such required permits, licenses and authorization, and all applicable requirements of the Environmental Laws with respect to all real property owned by the Company and (iii) as of the date hereof have not received any written notice of any violation of, noncompliance with, or liability imposed under, any Environmental Laws which is reasonably likely to result in a claim against the Company or any of the Subsidiaries. This Section 4.1(o) shall be the exclusive representation and warranty section covering environmental matters and no other representations with respect thereto are made or shall be deemed to have been made under any other section of this Agreement.

                 (p) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that the Company has employed The Blackstone Group L.P. as its financial advisors, the arrangements with which have been disclosed in writing to the Purchaser prior to the date hereof.

                 (q) Shareholder Approval. The affirmative vote of shareholders of the Company required for approval and adoption of this Agreement and the Merger is two-thirds of the outstanding shares of the Company's common stock.

                 (r) Transactions with Related Parties. Except as set forth in the Company Reports or the Disclosure Schedule, (a) there have been no transactions by the Company or the Subsidiaries with any officer or director of the Company or beneficial owner of more than five percent of the Company's common stock or their affiliates ("Related Parties") since December 31, 1995, which are required to be disclosed pursuant to the Exchange Act and (b) there are no material agreements or understandings now in effect between the Company or the Subsidiaries and any Related Party.

                 (s)      Leases and Contracts.

                          (i)     The Disclosure Schedule attached hereto sets
forth a complete and accurate list of all contracts, including, agreements, leases, subleases, options and commitments, oral or written, and all assignments or amendments thereof, affecting or relating to the business of the Company and its subsidiaries, the Shares held by affiliates of the Company or any asset or any interest therein, to which either the Company and/or the Subsidiaries are a party or by which Company, the Subsidiaries, their assets or the business of the Company and its subsidiaries is bound or affected, including, without limitation, service contracts, management agreements, equipment leases and building leases pertaining to any part of the Real Estate, and which involve annual payments in excess of $100,000 (collectively, the "Leases and Contracts"). The Company has previously provided or made available to Purchaser accurate and complete copies of all written Leases and Contracts including all schedules, exhibits and appendices thereof, and written summaries of key terms of all oral Leases and Contracts.


                          (ii)    Each of the Leases and Contracts is in full
force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                          (iii)   No event or condition has happened or
presently exists which constitutes a material default or breach or, after notice or lapse of time or both, would constitute a material default or breach by the Company, or to the knowledge of the Company, any other party under any of the Leases and Contracts. In addition, no event of default constituting a payment default has happened or presently exists under the Natwest Debt and no such event of default will occur prior to the closing of the Offer. There are no material counterclaims or offsets under any of the Leases and Contracts.

                          (iv)    Except as set forth in the Disclosure
Schedule, there does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased assets).


                 (t) Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by the Company or the Subsidiaries are listed and described in Disclosure Schedule attached hereto. No proceedings have been instituted or are pending or, to the best knowledge of Company, threatened which challenge the validity of the ownership by the Company or the Subsidiaries of any such Intellectual Property. Neither the Company nor the Subsidiaries have licensed anyone to use any such Intellectual Property, and the neither the Company nor the Subsidiaries have any knowledge of the use or the infringement of any of such Intellectual Property by any other person. The Company and the Subsidiaries own or possess adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its business.

                 (u) No Misrepresentations or Omissions. To the knowledge of the Company, there is no fact which would have a material adverse effect on the Shares, assets, liabilities, business, conduct, prospects, operations or financial condition of the Company and the Subsidiaries which has not been set forth or described in this Agreement, in the Disclosure Schedule hereto, or in the Company Reports. None of the information included in this Agreement, the Annexes hereto and Disclosure Schedule hereto, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.


         4.2 Representations and Warranties of the Purchaser and Merger Sub. The Purchaser and Merger Sub represent and warrant to the Company that:

                 (a) Corporation Organization and Qualification. Each of the Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to be so qualified or in such good standing would not have a material adverse effect on the financial condition, properties, business or results of operations of the Purchaser and Merger Sub, taken as a whole.

                 (b)      Corporate Authority. (i)  The Purchaser and Merger
Sub each have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser and Merger Sub have been duly and validly authorized by the respective Board of Directors of the Purchaser and Merger Sub and by the Purchaser as the sole shareholder of Merger Sub, and no other corporate actions on the part of the Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms, except that (A) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                          (ii)    The execution and delivery of this Agreement
by the Purchaser and Merger Sub do not, and the consummation of the transactions contemplated hereby by the Purchaser and Merger Sub (including, without limitation, the Offer and the Merger) will not, constitute or result in
(A) a breach or violation of, or a default under the Amended and Restated Charter of the Purchaser or the Certificate of Incorporation of Merger Sub or By-Laws of the Purchaser or Merger Sub or (B) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of the Purchaser or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Purchaser or Merger Sub is subject, except in the case of clause (B) above, for such breaches, violations, defaults or accelerations that, in the aggregate, could not prevent or materially delay the transactions contemplated by this Agreement.


                 (c) Governmental Filings; No Violations. Except for (i) the filings by the Purchaser and the Company required by the HSR, (ii) the making of the Merger filings with the Secretary of State of New York in connection with the Merger, (iii) the approval of, and issuance of appropriate licenses by, the New Jersey Casino Control Commission with respect to operations of certain properties in Atlantic City, New Jersey on and after the consummation of the Offer and (iv) the other consents and filings described on Annex B (the filings and approvals referred to in clauses (i) through (iv) above are collectively referred to as the "Purchaser Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Purchaser or Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, would not have a material adverse effect on the financial condition, properties, business or results of operation of the Purchaser and the Subsidiaries taken as a whole or affect Merger Sub's ability to consummate the Merger.

                 (d) Accuracy of Information. All of the information relating to the Purchaser and Merger Sub supplied by Purchaser or Merger Sub for inclusion in (i) the Proxy Statement, (ii) the Offer Documents, and (iii) any amendments or supplements to the foregoing, will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Special Meeting or at the Effective Time, or, with respect to the Offer Documents at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Company, at the time of the Special Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, be false or misleading with respect to any material fact, or omit to state a material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which has become false or misleading. Notwithstanding the foregoing, Purchaser and Merger Sub make no representation or warranty pursuant to this Section 4.2(d) with respect to any information supplied by the Company or its affiliates other than Purchaser or Merger Sub which is contained in any of the foregoing documents.

                 (e) Brokers and Finders. Neither the Purchaser nor Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees as to which the Company will have any liability in connection with the transactions contemplated hereby.

                 (f) Funds. The Purchaser and Merger Sub have available sufficient funds to enable them to acquire the Shares pursuant to the Offer and the Merger and to pay all fees and expenses related thereto and to carry out all of their other obligations under this Agreement. Purchaser has delivered to the Company true and complete copies of all agreements and commitments relating to the financing by Purchaser and Merger Sub of the transactions contemplated by this Agreement and such agreements and commitments are in full force and effect. Except for the satisfaction of the conditions to the Offer set forth in Annex A, all conditions to obtaining such financing have been satisfied as of the date hereof.

                 (g) Capitalization and Net Worth. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, of which 1,000 shares were issued and outstanding on the date hereof. As of the date hereof, all of the issued and outstanding shares of capital stock of Merger Sub are owned indirectly by Purchaser. The Purchaser and/or Merger Sub have, and shall maintain until the Effective Time, an aggregate minimum "Tangible Net Worth" (as hereinafter defined) of at least $15 million. For purposes hereof, "Tangible Net Worth" shall mean the excess of total assets over total liabilities determined in accordance with generally accepted accounting principles, excluding from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles and treating as liabilities the face amount of all indebtedness as to which Purchaser and/or Merger Sub is the guarantor.

                                   ARTICLE V

                                   COVENANTS

         5.1 Interim Operations of the Company. The Company and each of the Subsidiaries covenants and agrees that, prior to the earlier of the Effective Time or the termination of this Agreement (unless the Purchaser shall otherwise consent in writing and except as otherwise contemplated by this Agreement):

                 (a) the business of the Company and the Subsidiaries shall be conducted only in the ordinary and usual course consistent with (i) the information contained in Annex C (the "Annex C Information") and (ii) the capital expenditures budget provided to Purchaser for the remainder of the 1996 calendar year which total approximately $220,000 (the "Budget"), and, to the extent consistent therewith, the Company and the Subsidiaries shall use its and their commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

                 (b)      the Company and each of the Subsidiaries shall not
(i) amend its Certificate of Incorporation (or applicable organizational documents) or By-Laws; (ii) split, combine or reclassify the outstanding Shares; or (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares;


                 (c) except as set forth in the Disclosure Schedule, the Company and the Subsidiaries shall not (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of its capital stock of any class other than Shares issuable pursuant to warrants or options outstanding on the date hereof under the Stock Option Plan; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business consistent with the Annex C Information and the Budget; (iii) enter into, amend or terminate any lease of real property other than in the ordinary course of business consistent with the Annex C Information and the Budget; (iv) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company or (v) except in the ordinary course of business consistent with the Budget, authorize capital expenditures in excess of $100,000 or make any significant acquisition of, or investment in, assets or stock of any other person or entity;

                 (d) except in the ordinary and usual course of business as disclosed in the Company Reports, Disclosure Schedule, Annex C Information and the Budget, the Company shall not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company other than pursuant to contractual obligations existing on the date hereof and set forth in the Disclosure Schedule or as contemplated by Annex D of this Agreement; and except in the ordinary and usual course of business as disclosed in the Company Reports, Disclosure Schedule, Annex C Information and the Budget, or pursuant to contractual obligations existing on the date hereof or contemplated by Annex D of this Agreement or as may be required or desirable under applicable law or by any governmental agency, the Company shall not establish, adopt, enter into, make any new grants or awards under or amend, any bonus, profit sharing, thrift, savings, compensation, stock purchase, stock bonus, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, collective bargaining, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

                 (e) except as disclosed in the Annex C Information and the Budget, the Company shall not settle or compromise any material debt, encumbrance, claims or litigation in excess of $100,000 in the aggregate or, except in the ordinary and usual course of business, modify, amend or terminate any of its contracts or waive, release or assign any material rights or claims;

                 (f) the Company shall not make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to the Purchaser, except in the ordinary and usual course of business and shall maintain insurance upon all of its properties and operations in such amounts and of such kinds comparable to that in effect on the date hereof on such properties and with respect to such operations;

                 (g)      the Company shall not in any material respect fail to
(i) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, (ii) comply with all contractual and other obligations of the Company and the Subsidiaries, and (iii) comply with all applicable laws to which it is subject; and

                 (h) the Company shall not authorize or enter into an agreement to do any of the foregoing.

         5.2 Acquisition Proposals. (a) Neither the Company nor any of the officers and directors of the Company shall, and the Company shall direct and use its reasonable best efforts to cause the employees, agents and representatives of the Company or any Subsidiary (including, without limitation, any investment banker, attorney or accountant retained by the Company) not to, initiate, solicit or encourage, directly or indirectly, any proposal or offer to acquire all or any substantial part of the business and properties of the Company and the Subsidiaries or any capital stock of the Company and the Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Acquisition Transaction"). The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Company representatives with respect to any Acquisition Transaction existing on the date hereof.

                 (b) Notwithstanding any other provisions of this Agreement, in response to an unsolicited proposal or inquiry with respect to an Acquisition Transaction, (i) the Company may engage in discussions or negotiations regarding such proposal or inquiry with a third party who (without solicitation or initiation, directly or indirectly, by or with the Company or any Company representative after the date of this Agreement) seeks to initiate such discussions or negotiations and may negotiate with and furnish to such third party information concerning the Company and its business, properties and assets, and (ii) if such Acquisition Transaction is a tender offer subject to the provisions of Section 14(d) under the Exchange Act, the Company's Board of Directors may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act, in each case, if, but only if, the Board of Directors of the Company determines in good faith, based upon an opinion of outside legal counsel, that a failure to furnish the information or participate in the discussions or negotiations could reasonably conflict with the proper discharge of the fiduciary duties of the Company's directors.

                 (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any offer of the type referred to in paragraph (b) above, it shall (i) immediately provide the Purchaser a copy of all information provided to the third party, (ii) inform the Purchaser that information is to be provided, that negotiations are to take place or that an offer has been received, as the case may be, and (iii) furnish to the Purchaser the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, unless the Board of Directors of the Company concludes that such disclosure could reasonably conflict with its fiduciary duties under applicable law based on an opinion of outside legal counsel, a description of the material terms thereof.

                 (d) The Company may terminate this Agreement, withdraw, modify or not make its recommendation referred to in Section 5.4 and enter into a definitive agreement for an Acquisition Transaction if, but only if, (i) the Company shall have determined in good faith after consultation with its independent financial advisors that such Acquisition Transaction would be more favorable to the Company's shareholders from a financial point of view than the Merger, (ii) the Company is advised by its financial advisor that such third party has the financial wherewithal to consummate the Acquisition Transaction,
(iii) the Board of Directors of the Company shall conclude in good faith based upon an opinion of outside legal counsel that such action is necessary in order for the Board of Directors of the Company to act in a manner that could not reasonably conflict with the proper discharge of its fiduciary obligations under applicable law and (iv) the Company shall have furnished the Purchaser with a copy of the definitive agreement at least two business days prior to its execution and the Purchaser shall have failed within such two business days to offer to amend the terms of this Agreement so that the Merger would be, in the good faith determination of the Board of Directors of the Company, at least as favorable to the Company's shareholders from a financial point of view as the Acquisition Transaction.

         5.3 Stock Options and Warrants. At or prior to the Effective Time, the Company shall cause, pursuant to the agreements referred to pursuant to Section 3.5, each stock option outstanding pursuant to the Stock Option Plan ("Option") and each outstanding warrant, whether or not then exercisable, to be either canceled or modified to entitle the holder thereof, to receive an amount in cash (after giving effect to any required tax withholdings) equal to the difference between the Merger Consideration, subject to the escrow in Article VIII, and the exercise price per Share of such Option or warrant multiplied by the number of Shares previously subject to such Option or warrant, such that, on and as of the Effective Time, there shall be no outstanding stock options or warrants of the Company.

         5.4 Shareholder Approval. (a) If approval of all or a portion of this Agreement or one or more of the transactions contemplated hereby is required by the shareholders of the Company by the NYBCL, as soon as practicable, the Company will take all steps necessary duly to call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") as soon as practicable for the purpose of adopting and approving this Agreement (to the extent required by applicable law) and the transactions contemplated hereby and for such other purposes as may be necessary or desirable.

                 (b) The Purchaser and Merger Sub agree that, at the Special Meeting, all of the Shares then owned by them and their affiliates will be voted in favor of this Agreement, the Merger and the transactions contemplated hereby.

                 (c) Except to the extent necessary so as not to reasonably conflict with the proper discharge of the fiduciary obligation of the Board of Directors under applicable law determined in good faith by the Board of Directors of the Company based upon an opinion of outside legal counsel, the Company will prepare and file with the SEC the Proxy Statement with respect to the Special Meeting containing all information required by the Exchange Act. The Company (i) will use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable, (ii) will promptly thereafter mail the Proxy Statement to shareholders of the Company and (iii) will otherwise comply in all material respects with all applicable legal requirements in respect of the aforesaid Special Meeting. Except to the extent otherwise required by the fiduciary duties of the Board of Directors under applicable law determined in good faith by the Board of Directors of the Company based upon an opinion of outside legal counsel, the Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger and the recommendation that the shareholders vote for and adopt the Merger and this Agreement.

                 (d) The Company covenants that with respect to information regarding the Company, supplied by Company for inclusion in Proxy Statement the Proxy Statement shall not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the Company's stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of the Subsidiaries, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Proxy Statement or a supplement thereto, the Company shall promptly inform Purchaser and shall promptly file such amendment or supplement to the Proxy Statement.

         5.5 Filings; Other Action. Subject to the terms and conditions herein provided and the fiduciary duties of the Board of Directors under applicable law, the Company, the Purchaser and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the Regulatory Filings with respect to the Offer and the Merger; and (b) use their reasonable efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable. The Purchaser shall cause Merger Sub to perform all of its obligations under this Agreement.

         5.6 Access; Confidentiality. 1. Upon reasonable notice and subject to the restrictions contained within this Section 5.6, the Company shall afford the Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser or its Representatives may reasonably request.

         (b) The Purchaser will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each of the Merger Sub and the Purchaser will hold and will cause its Representatives, as well as the authorized representatives of the financial institutions considering providing any financing, to hold in strict confidence, unless compelled to disclose by judicial or administrative process or otherwise as may be required by law, all documents and information concerning the Company furnished to the Merger Sub or the Purchaser in connection with the transactions contemplated by this Agreement (except to the extent that (i) such information is or becomes readily ascertainable from public or published information or trade sources or (ii) such information is obtained from third parties without violation of any other confidentiality agreements with the Company) and will not release or disclose such information to any other person, except its Representatives and other financial institutions considering providing financing in connection with this Agreement (it being understood that such persons shall be informed by the Merger Sub or the Purchaser, as the case may be, of the confidential nature of such information and shall be directed by such parties to treat such information confidentially). If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information becomes readily ascertainable from public or published information or trade sources and, if requested by the Company, Merger Sub and the Purchaser will return to the Company all copies of written information furnished by the Company to the Merger Sub or the Purchaser or their Representatives. In addition, if requested by the Company, the Merger Sub or the Purchaser will and will cause its Representatives to destroy all documents, memoranda, notes and other writings prepared based on the confidential information of the Company. Purchaser, Merger Sub and Company agree that the foregoing is not intended to supersede the Confidentiality Agreement dated July 10, 1996 between Purchaser and the Company, which shall remain in full force and effect.

         5.7 Notification of Certain Matters. Each of the Company, the Purchaser and Merger Sub shall give prompt notice to each other of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, the Purchaser or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of the Company, the Purchaser and Merger Sub shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         5.8 Publicity. The parties (i) shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and (ii) shall not issue any such press release or written public statement without the prior written consent of the other parties hereto unless required by law. Notwithstanding anything herein to the contrary, the parties agree to jointly issue a press release, in form and substance satisfactory to both parties, promptly upon the execution and delivery of this Agreement.


         5.9 Consents; Approvals. The Company at the request of Purchaser, shall use its reasonable best efforts to assist Purchaser in its efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and the Purchaser and consummation by them of the transactions contemplated hereby. The Company shall not be obligated to deliver any such consent and obtaining such consents shall not be a condition to the consummation of the Offer or the Merger.

         5.10 HSR Act Compliance; Other Filings. As soon as practicable after the execution of this Agreement, Purchaser and the Company shall prepare and file all other filings, applications, and registrations required under the HSR Act, the Exchange Act, or other applicable law with respect to the transactions contemplated by this Agreement. Purchaser shall furnish to the Company and its representatives and professional advisors all information concerning Purchaser, Merger Sub, and their respective officers, directors, affiliates, and stockholders that is reasonably necessary for the Company (A) to prepare, ascertain the accuracy and completeness of, and file a Pre-Merger Notification and Report pursuant to the HSR Act, and (B) to respond to any request from the Federal Trade Commission or the United States Department of Justice for additional information or documentary materials in connection with the filing of a Pre-Merger Notification and Report under the HSR Act. The Company shall keep, and shall cause each of its officers, directors, affiliates, representatives, and professional advisors to keep, all such information confidential to the same extent that Purchaser is required to keep information confidential pursuant to the Confidentiality Agreement. The Company shall furnish to Purchaser and Merger Sub and the representatives and professional advisors all information concerning the Company and its officers, directors, affiliates, and shareholders that is reasonably necessary for Purchaser and Merger Sub to take the actions specified in clauses (A) and (B) of the preceding sentence.

         5.11 Indemnification; Directors' and Officers' Insurance. (a) The Company shall, to the fullest extent permitted under applicable law, and for six years from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company (the "Indemnified Parties") from and against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, pertaining to any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities"), including liabilities arising as a result of this Agreement and the transactions contemplated hereby, to the full extent permitted under the NYBCL, and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party, (i) the Company (or the Surviving Corporation after the Effective Time) shall retain counsel on behalf of the Indemnified Party, subject to approval of the Indemnified Party; (ii) the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (iii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.11 except to the extent such failure prejudices such party). The indemnifying party is required to retain only one law firm to represent the Indemnified Parties with respect to such matter (in addition to local counsel) unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                 (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims or matters existing or occurring before the Effective Time; provided, that Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                 (c) For purposes of this Section 5.11, Purchaser and Surviving Corporation agree that they will not transfer a material portion of the Surviving Corporation's assets unless such transferee agrees to be bound by this Section 5.11 and such transferee has a tangible net worth at least equal to the tangible net worth of the Surviving Corporation. This Section 5.11 shall survive the consummation of the Merger.

The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives. The rights provided Indemnified Parties shall be in addition to, and not in lieu of, any rights to indemnity which such parties may have under the Certificate or By-Laws of the Company or the Surviving Corporation or any other agreements or otherwise.

         5.12 Employment Matters. (a) The Purchaser hereby agrees to cause the Surviving Corporation and the Subsidiaries, immediately after the Effective Time, to honor the employment agreements, arrangements and programs between the Company or the Subsidiaries and their respective employees in accordance with their terms as in effect on the date hereof as set forth in the Disclosure Schedule (collectively, the "Employee Arrangements"), to the same extent that the Company and the Subsidiaries would be required to perform them in the event that the Merger contemplated by this Agreement were not consummated.

                 (b) For a period of one year following the Effective Time, the Purchaser shall cause the Surviving Corporation to provide the garage manager and other employees senior thereto of the Company and the Subsidiaries (excluding for purposes of this paragraph (b) employees covered by collective bargaining agreements whose benefits shall be governed by the collective bargaining agreements in accordance with their terms as in effect on the date hereof) who are not covered by spousal insurance arrangements with retirement, pension, medical insurance, life insurance and other similar benefits following the Effective Time which are, in the aggregate, substantially comparable to such benefits under the plans and arrangements maintained for its employees by the Purchaser as of the date hereof, provided nothing in this Section 5.12 shall require the Surviving Corporation to continue the employment of the Company's employees beyond that required by any applicable existing employment agreement. Purchaser further agrees to cause the Surviving Corporation to honor, comply with and perform all obligations of the Company and the Subsidiaries under the severance arrangements set forth on Annex D for a period of one year following the Effective Time.

         5.13 Affiliate Agreements. The Company shall cause the persons listed in Annex E hereto to (i) tender in the Offer or enter into the agreement to "cash-out" their options and warrants as provided in Section 3.5 which represent the number of Shares set forth opposite their respective names and which in the aggregate constitutes 1,038,040 Shares as of the date hereof and
(ii) to enter into the Agreement to Support the Transaction attached as Annex F hereto. The Company shall cause (i) Lowell Harwood and Sanford Harwood to enter into the Non-Competition Agreements attached as Annex G hereto, (ii) Brett Harwood to enter into an Employment Agreement attached as Annex H hereto,
(iii) Lowell Harwood and Sanford Harwood to enter into a Consulting Agreement with terms agreed upon between the parties and (iv) Leslie Harwood Ehrlich to enter into a Non-Competition Agreement similar to the Non-Competition Agreement attached hereto as Annex G, but with a one (1) year term. The Company will cause the nonunion manager level and above employees granted severance payments as disclosed on Annex D to enter into Non-Competition Agreements equal to the duration of the severance granted.

         5.14 Further Actions. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be done, all other things necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents, and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals and franchises of either constituent corporation.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of the Purchaser and Merger Sub to Effect the Merger. The respective obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

                 (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of two-thirds of the Shares, in accordance with the NYBCL and the Certificate and By-Laws of the Company.

                 (b) Legal Proceeding; Order. There shall not be threatened, instituted or pending any action, proceeding or other application before any court or governmental authority or other regulatory or administrative agency or commission, by any government or governmental authority or by any other person, which challenges or seeks to restrain or prohibit consummation of the transactions contemplated by this Agreement, or which seeks to impose any material restriction on the Purchaser or the Company in connection with consummation of the Merger. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on the Purchaser or the Company in connection with consummation of the Merger.

                 (c) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under HSR Act shall have expired or been terminated.

                 (d) Offer. The Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer.

                 (e) Covenants. Each of the agreements or covenants of the Company to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects and the Company shall have performed in all material respects all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

                 (f) Compliance. The representations and warranties of the Company herein contained shall be true at the Effective Time with the same effect as though made at such time, except for (i) changes contemplated hereunder, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) where the failure of the representations and warranties to be true and correct in the aggregate would not have a Material Adverse Effect on the Company. For purposes of this provision, representations and warranties of the Company in this Agreement which are qualified by materiality shall be true without regard to the materiality limitation, except as provided in (iii) above. Material Adverse Effect as used in this provision shall mean items which in the aggregate would have (i) a recurring annual pre-tax income effect of $400,000 or more or (ii) a non-recurring income, balance sheet or financial condition effect of $4,000,000 or more.

                 (g) Natwest Debt. Purchaser and Merger Sub shall have received evidence that the Natwest Debt can be satisfied without incurring payment for accrued deferred interest.

                 (h) Regulatory Consents. All consents, authorizations, orders and approvals of (or filings or registration with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger, this Agreement and the transactions contemplated thereby shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

                 (i) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred a Material Adverse Change with respect to the Company. For purposes of this provision, Material Adverse Change shall mean changes or events which in the aggregate would have (i) a recurring annual pre-tax income effect of $400,000 or more or (ii) a non-recurring income, balance sheet or financial condition effect of $4,000,000 or more.

         6.2 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                 (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of two-thirds of the Shares, in accordance with the NYBCL and the Certificate and By-Laws of the Company.

                 (b) Legal Proceeding; Order. There shall not be threatened, instituted or pending any action, proceeding or other application before any court or governmental authority or other regulatory or administrative agency or commission, by any government or governmental authority or by any other person, which challenges or seeks to restrain or prohibit consummation of the transactions contemplated by this Agreement, or which seeks to impose any material restriction on the Purchaser or the Company in connection with the consummation of the Merger. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order (whether preliminary or permanent) which is in effect and prohibits the consummation of the transactions contemplated by this Agreement or imposes material restrictions on the Purchaser or the Company in connection with the consummation of the Merger.

                 (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (d) Offer. The Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer.

                 (e) Compliance. The representations and warranties of the Purchaser and Merger Sub herein contained shall be true at the Effective Time with the same effect as though made at such time, except for (i) changes contemplated hereunder, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) where the failure to be true and correct would not have a material adverse effect on the financial condition, properties, business or results of operations of the Purchaser. The Purchaser and Merger Sub shall have in all material respects performed all material obligations and complied with all material covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Effective Time.


                                  ARTICLE VII

                                  TERMINATION

         7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual written consent of Merger Sub, the Purchaser and the Company duly authorized by their respective Boards of Directors.

         7.2 Termination by either the Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Merger Sub or the Purchaser on the one hand or the Company on the other hand if (i) the Merger shall not have been consummated by May 31, 1997, (ii) the requisite approval of shareholders required by Sections 6.1(a) and 6.2(a) shall not have been obtained at a meeting duly convened therefor, or (iii) if any state or federal court of competent jurisdiction or other governmental authority or entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or holding that any law applicable to the Merger declares the Merger to be illegal, and such order, decree, ruling or other action shall have become final and nonappealable;

provided, however, that neither the Merger Sub nor the Purchaser on the one hand, and the Company, on the other hand, may terminate this Agreement if the absence of such occurrence is due to the failure by Merger Sub or the Purchaser on the one hand, and the Company on the other hand, to perform in all material respects each of its or their obligations under this Agreement required to be performed prior to the Effective Time.

         7.3 Termination by the Purchaser. This Agreement may be terminated following the purchase of the Shares in the Offer and the Merger may be abandoned at any time thereafter and prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Purchaser, if (i) other than as a direct result of any action or inaction by Purchaser, the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would constitute a Material Adverse Effect as defined in Section 6.1(f) (for purposes of this provision, representations, warranties, covenants and agreements which are qualified by materiality shall be true without regard to the materiality limitation, except as provided in 6.1(f)(iii), (ii) the Board of Directors of the Company shall fail to make or shall have withdrawn or modified in a manner adverse to the Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or the Board of Directors of the Company, upon reasonable request by the Purchaser, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing or (iii) (A) all of the conditions to the obligations of the Company to effect the Merger set forth in Section 6.2 shall have been satisfied, and (B) other than as a direct result of any action or inaction by Purchaser, any condition to the obligations of Purchaser to effect the Merger set forth in Section 6.1 is not capable of being satisfied prior to the end of the period referred to in Section 7.2.

         7.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, if (i) the Purchaser or Merger Sub shall have breached in any material respect any of their representations, warranties, covenants or agreements contained in this Agreement, (ii) prior to the purchase of Shares in the Offer, the Board of Directors of the Company receives an unsolicited written offer with respect to a merger, consolidation or sale of all or substantially all of the Company's assets or if an unsolicited tender or exchange offer for the Shares is commenced, and the Board of Directors of the Company determines in the reasonable exercise of its duties under applicable law (based upon such factors and in reliance upon such third party advisors as the Board of Directors deems reasonable, including, to the extent deemed necessary by the Board of Directors, receipt of an opinion to such effect from The Blackstone Group L.P. or other nationally recognized investment banking firm), that such transaction is more favorable from a financial point of view to the shareholders of the Company than the Offer and the Merger and that approval, acceptance or recommendation of such transaction is consistent with the fiduciary obligation of the Board of Directors under applicable law as determined in good faith by the Board of Directors based upon an opinion of outside legal counsel, (iii) if the Offer shall be terminated in accordance with its terms or shall expire without the purchase of any of the Shares pursuant thereto or (iv) (A) all of the conditions to the obligations of Purchaser to effect the Merger set forth in Section 6.1 shall have been satisfied, and (B) any condition to the obligations of the Company to effect the Merger set forth in Section 6.2 is not capable of being satisfied prior to the end of the period referred to in Section 7.2.

         7.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except (i) as provided in Section 9.2 and 7.6 and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach hereof.


         7.6 Break-up Fee. If this Agreement is terminated in accordance with the provisions of Section 7.3(ii), or 7.4(ii) or as a result of the failure of the Affiliates to tender their Shares in the Offer or support the Merger, based upon a claim that such action is required in the exercise of their fiduciary duties and the purchase of Shares in the Offer or the Merger shall not be consummated, then in such case the Company shall promptly (but in no event later than five business days after such termination) pay to Purchaser a termination fee in cash of $2,500,000, including all of Purchaser's expenses and fees. The provision for the payment of these costs and compensatory expenses in this Section 7.6 are an integral part of the transactions contemplated by this Agreement and without these provisions Purchaser would not have entered into this Agreement. Accordingly, if payment shall become due and payable pursuant to this Section 7.6, and, in order to obtain such payment, suit is commenced which results in a judgment against Company, the Company shall pay to Purchaser, Purchaser's reasonable costs and expenses, including attorneys' fees, in connection with such suit, together with court costs and prejudgment interest.

                                  ARTICLE VIII

                                     ESCROW

         8.1 Escrow Agreement. Purchaser, Company and First American National Bank (the "Escrow Agent") will as soon as reasonably practicable after the execution of this Agreement enter into an Escrow Agreement (the "Escrow Agreement") in the form attached as Annex I. References in this Agreement to this Article or the escrow obligations created hereby, shall be references to the Escrow Agreement. The provisions of the Escrow Agreement are incorporated as if fully stated herein.

         A portion of the Offer Price and the Merger Consideration including the Option Merger Consideration equal to approximately $4.4 Million in the aggregate shall be deposited by the Purchaser and held in escrow as Contingent Consideration for the shareholders, optionholders and warrantholders of the Company by the Escrow Agent in compliance with the terms and conditions of the Escrow Agreement. The funds held in escrow pursuant to this Article VIII will be invested by the Escrow Agent provided the funds may only be invested in short-term government securities. The escrowed funds are subject to and held solely for the purpose of providing for the following contingencies:

                 (a) Wooster Property. $1.99 per Share of the Offer Price or Merger Consideration or Option Merger Consideration (as the case may be) shall be held in escrow by the Escrow Agent (the "Wooster Escrow") as described in the Escrow Agreement.

                 (b) Occupancy Tax Escrow. $.51 per Share of the Offer Price, Merger Consideration or Option Merger Consideration, as the case may be, shall be held in escrow by the Escrow Agent (the "Occupancy Tax Escrow") as described in the Escrow Agreement.

         8.2 Escrow Committee. In all matters respecting the Escrow Agreement the Escrow Committee (as defined in the Escrow Agreement) shall represent the former shareholders, optionholders and warrantholders of the Company. The Escrow Committee will agree to serve as such. The Escrow Committee shall act by majority (if more than 1 person) and may act upon written consent or telephonic or personal meetings. If one or more of the members of the Escrow Committee resign or become unable to serve: (1) the remaining member or members shall comprise the Escrow Committee, (2) the remaining member or members are empowered to appoint a replacement for such terminated member and they shall give notice to Purchaser thereof, and (3) if there are no members of the Escrow Committee, the former shareholders, optionholders and warrantholders of the Company shall promptly elect a member or members of the Escrow Committee based on their proportional contingent right to the Escrowed Funds, but if after three months of there not being members of the Escrow Committee and during this period they fail to make such appointments and give notice thereof to Purchaser within such three months then Purchaser will appoint an independent third party to the Escrow Committee to represent the former shareholders, optionholders and warrantholders under the Escrow Agreement. Purchaser,

Surviving Corporation and the Escrow Agent shall be entitled to rely upon any statements or other communications by or purported to be on behalf of the Escrow Committee without the necessity of determining the validity of the actions taken. Actions taken by the Escrow Committee (or failures to act) shall be deemed binding and conclusive on all former shareholders, optionholders or warrantholders of the Company.

         8.3 Non Transferability of Escrowed Funds. The funds held in escrow shall be held for the benefit of the shareholders of Company and Purchaser only and shall not be transferrable by any potential recipient thereof, except by will, intestate succession or operation of law.


                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

         9.1 Payment of Expenses. Whether or not the Offer and/or the Merger shall be consummated (but subject to Section 7.5(ii) above), each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Offer and the Merger.

         9.2 Survival. The agreements of the Company, the Purchaser and Merger Sub contained in Sections 3.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 3.3, 3.4, 3.5, 5.11, 5.12, 5.13, 8.1, 8.2, 8.3 and 9.1 shall survive the consummation of the Merger. The agreements of the Company, the Purchaser and Merger Sub contained in Sections 7.5, 7.6 and 9.1 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

         9.3 Modification or Amendment. Subject to the applicable provisions of the NYBCL, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval; provided further, however, that after the closing of the Offer and the purchase of the Shares thereunder by Purchaser or Merger Sub, this Agreement will not be amended by the Company without the approval of a majority of the persons who are directors of the Company on the date hereof; and provided further, however, that Section 5.11 and 5.12 may not be amended subsequent to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         9.4 Waiver of Conditions. The conditions to each of the parties' obligations (other than the conditions set forth in Section 6.1(c) and 6.2(c)) to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         9.7 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received if received prior to 5:00 p.m., (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:

                 TO PURCHASER OR MERGER SUB:

                 Central Parking Corporation
                 2401 21st Avenue South
                 Suite 200
                 Nashville, Tennessee 37212
                 Attention: Chairman

         WITH COPIES TO:

                 Mark Manner, Esq.
                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 315 Deaderick Street
                 Suite 1800
                 Nashville, Tennessee 37238

                 TO COMPANY:

                 Square Industries, Inc.
                 921 Bergen Avenue
                 Jersey City, New Jersey 07306
                 Attention: Chairman of the Board





         WITH COPIES TO:

                 Daniel R. Kaplan, Esq.
                 Proskauer Rose Goetz & Mendelsohn LLP
                 1585 Broadway

                 New York, New York 10036

                 and

                 Leo Silverstein, Esq.
                 Brock, Fensterstock, Silverstein, McAuliffe & Wade, LLP One Citicorp Center
                 153 East 53rd Street
                 56th Floor
                 New York, New York 10022

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

         9.8 Entire Agreement, etc. This Agreement (including the Disclosure Schedule and any exhibits or schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder except for the provisions of Sections 5.11 and 5.12.

         9.9 Assignment; Merger Sub. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that the Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

         9.10 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for Section 5.11 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and
Section 5.12 (which is intended to be for the benefit of certain employees and may be enforced by such employees).

         9.11 Obligation of the Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of the Purchaser to cause Merger Sub to take such action.

         9.12 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         9.13 Integration of Disclosure Schedule. The Disclosure Schedule is an integral part of this Agreement and is considered a part of this Agreement as if fully set forth herein.


         9.14 Arbitration. Any dispute among the parties hereto shall be settled by final and binding arbitration in New York, New York in accordance with the then effective rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs from the opposing party, including reasonable legal fees and expenses

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first above written.

                                    Square Industries, Inc.


                                    By:
                                         -----------------------------------
                                    Its:
                                         -----------------------------------


                                    Central Parking Corporation

                                    By:
                                         -----------------------------------
                                    Its:
                                         -----------------------------------


                                    Central Parking System -- Empire State, Inc.


                                    By:
                                         -----------------------------------
                                    Its:
                                         -----------------------------------

                                                                         ANNEX A

                            Conditions to the Offer

         The capitalized terms used in this Annex shall have the meaning set forth in the attached Agreement.

         Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition is not satisfied; (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                 (a) there shall have been instituted or be pending any action or proceeding by any governmental or quasi-governmental authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, of competent jurisdiction, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Purchaser, Merger Sub or any other affiliate of the Purchaser, or the consummation of any other transaction contemplated by this Agreement, including the Offer and the Merger, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, the Purchaser or any of their subsidiaries of all or any material portion of the business or assets of the Company, the Purchaser and their respective subsidiaries taken as a whole, or to compel the Company, the Purchaser or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, the Purchaser and any of their respective subsidiaries taken as a whole, as a result of the transactions contemplated by this Agreement, including the Offer and the Merger; (iii) seeking to impose or confirm material limitations on the ability of the Purchaser, Merger Sub or any other affiliate of the Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by the Purchaser, Merger Sub or any other affiliate of the Purchaser of any Shares; or (v) which otherwise has a material adverse effect on the financial condition, business, properties or results of operations of the Company and the Subsidiaries taken as a whole or the Purchaser and its subsidiaries taken as a whole.

                 (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, the

         Company or any subsidiary or affiliate of the Purchaser or the Company or (ii) any transaction contemplated by this Agreement, including the Offer and the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely in the good faith judgment of the Purchaser to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                 (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq national market system, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities or other national or international crisis directly or indirectly involving the United States or (iv) in the case of any of the foregoing existing on the date hereof, in the good faith judgment of the Purchaser a material acceleration or worsening thereof;

                 (d) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding Shares has been acquired by any person, other than the Purchaser or any of its affiliates or any affiliates of the Harwood family or (ii) (A) the Board of Directors of the Company or any committee thereof shall have failed to make, shall have withdrawn or modified in a manner adverse to the Purchaser or Merger Sub the approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Transaction, takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                 (e) any representation or warranty of the Company in this Agreement shall not be true and correct as if such representation or warranty was made as of such time on or after the date of this Agreement, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a Material Adverse Effect on the Company; for purposes of this provision, (A) representations and warranties of the Company in this Agreement which are qualified by materiality shall be determined without regard to the materiality limitation, except as provided in
         (iii) above and (B) Material Adverse Effect shall mean items which in the aggregate would have (x) a recurring annual pre-tax income effect of $400,000 or more or (y) a non-recurring income, balance sheet or financial condition effect of $4,000,000 or more;

                 (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to the expiration of the Offer;

                 (g) the Company shall have failed to deliver prior to the expiration of the offer executed (i) Noncompetition Agreements in substantially the form included in Annex G attached hereto from each of Lowell and Sanford Harwood, (ii) Employment Agreement from Brett Harwood in substantially the form included in Annex H attached hereto,
         (iii) Consulting Agreement from Lowell Harwood and Sanford Harwood and
         (iv) Noncompetition Agreement from Leslie Harwood Ehrlich as contemplated in Section 5.13 of this Agreement;

                 (h) any change shall have occurred since the date hereof in the business, operations, assets, financial condition or results of operations of the Company or any of the Subsidiaries that, in the reasonable good faith judgment of Purchaser, is or is reasonably likely to constitute a Material Adverse Change with respect to the Company; for purposes of this provision, Material Adverse Change shall mean changes or events which in the aggregate would have (i) a recurring annual pre-tax income effect of $400,000 or more or (ii) a non-recurring income, balance sheet or financial condition effect of $4,000,000 or more;

                 (i) the Company shall have failed to take any steps reasonably required to be taken under the NYBCL (including, without limitation, the requirements of Section 912 of the NYBCL) to allow Purchaser and Merger Sub to promptly consummate the Merger and exercise full ownership rights over the Shares without violating any provision of the NYBCL; or

                 (j) this Agreement shall have been terminated in accordance with its terms;

                 (k) Merger Sub and the Company may mutually agree that Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable good faith judgment of Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

         The foregoing conditions are for the sole benefit of Merger Sub and the Purchaser and may be asserted by Merger Sub or the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by the Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                    ANNEX B

                         Purchaser Statutory Approvals

                                    ANNEX C

                             Additional Information

                                    ANNEX D

   Severance Arrangements to be adopted after consultation with final bidders

                                    ANNEX E


                                                                Employee
                                                 Shares           Stock
                                                 Owned           Options       Warrants        Total
                                                -------          -------       -------       ---------
Lowell Harwood  ......................          268,796(a)       100,000        75,000         443,796

Sanford Harwood ......................          218,651           50,000        75,000         343,651

Brett Harwood ........................           57,720(b)        80,000          ----         137,720

Leslie Harwood Ehrlich  ..............           33,879             ----          ----          33,879

Craig Harwood ........................           33,880             ----          ----          33,880

Scott Harwood ........................           37,614(c)         7,500          ----          45,114
                                                -------          -------       -------       ---------

          Total                                 650,540          237,500       150,000       1,038,040

 (a) Includes 18,674 Shares owned by Mrs. Lowell Harwood and 60,000 Shares owned by certain foundations over which he has the power of disposition.
 (b) Includes 12 Shares owned by Mrs. Brett Harwood and 13,000 Shares owned as custodian or trustee for his minor children.
 (c)      Includes 9,500 Shares owned as custodian for his minor children.

                                    ANNEX F

                      Agreement to Support the Transaction

                                    ANNEX G

                 Confidentiality and Non Competition Agreement

                                    ANNEX H

                     Employment Agreement for Brett Harwood

                                    Annex I

                            Form of Escrow Agreement